Annual Report as of June 30, 2001

Evergreen
                   Short and Intermediate
                        Term Bond Funds

Table of Contents

Letter to Shareholders	1	Combined Notes to Schedules of Investments	23
Evergreen Intermediate Term Bond Fund		Statements of Assets and Liabilities	24
Fund at a Glance	2	Statements of Operations	25
Portfolio Manager Interview	3	Statements of Changes in Net Assets	26
Evergreen Short-Duration Income Fund		Combined Notes to Financial Statements	28
Fund at a Glance	5	Independent Auditors’ Report	35
Portfolio Manager Interview	6
Financial Highlights
Evergreen Intermediate Term Bond Fund	8
Evergreen Short-Duration Income Fund	10
Schedules of Investments
Evergreen Intermediate Term Bond Fund	12
Evergreen Short-Duration Income Fund	18

Evergreen Funds

Evergreen Funds is one of the nation’s fastest growing investment companies with more than $90 billion in assets under management.

With over 80 mutual funds to choose among and acclaimed service and operations capabilities, investors enjoy a broad range of quality investment products and services designed to meet their needs.

The Evergreen Funds employ intensive, research-driven investment strategies executed by over 90 research analysts and portfolio managers. The fund company remains dedicated to meeting the needs of investors and their advisors in a global economy. Look to Evergreen Funds to provide a distinctive level of service and excellence in investment management.

This annual report must be preceded or accompanied by a prospectus of an Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:	NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen Distributor, Inc.
Evergreen FundsSM is a service mark of Evergreen Investment Services, Inc.

Letter to Shareholders

August 2001

William M. Ennis President and CEO	Dennis H. Ferro Chief Investment Officer

Dear Evergreen Shareholders,

We are pleased to provide the Evergreen Short and Intermediate Term Bond Funds annual report, which covers the twelve-month period ended June 30, 2001.

Fixed Income Investments Offer Reprieve from Volatile Equity Markets

Bonds outperformed stocks again during the first quarter, continuing the trend from 2000. In response to the 150 basis points of cuts from the Federal Reserve, yields on short and intermediate maturity Treasuries fell. The Lehman Brothers Aggregate Bond and Lehman Brothers Government/Credit Indexes returned 3.62% and 3.51%, respectively. The intermediate bond sector posted the best performance for the quarter. Yields on short–intermediate Treasuries fell as much as 90 basis points during the quarter. By contrast, Treasury bond yields were flat to slightly higher, on concern that a tax cut could result in a reduction of the Treasury buy back program and a reversal of the current easy monetary policy and tight fiscal policy mix over the long term. Despite record new-issue supply and a weak corporate earnings outlook, the corporate sector posted the best total return of the major sectors.

The prospect of a rebound of economic activity later this year or early in 2002 in response to the tax cut and aggressive easing of monetary policy should keep yields on Treasury notes and bonds range-bound until inflation news turns decisively better. Corporate and mortgage securities, on the other hand, are still very attractively priced with yield spreads extremely wide by historical standards. Consequently, our fixed income strategy continues to target a neutral duration posture and limited exposure to Treasury securities to take advantage of generous yields and opportunities for capital appreciation offered by corporate and mortgage securities.

The Importance of Diversification

An environment like the past twelve months offers many reasons for building a diversified portfolio rather than trying to predict the market’s movements. Diversification provides exposure to many different opportunities while reducing the risk of any single investment or strategy.

We invite you to visit our enhanced website, www.EvergreenInvestments.com, for more information about Evergreen Funds. Thank you for your continued investment in Evergreen Funds.

Sincerely,

William M. Ennis
President & CEO
Evergreen Investment Company, Inc.

Dennis H. Ferro
Chief Investment Officer
Evergreen Investment Management Company

EVERGREEN
Intermediate Term Bond Fund
Fund at a Glance as of June 30,  2001

Portfolio
Management

Tattersall Team
Tenure: May 2001

CURRENT INVESTMENT STYLE1

1 Source: 2001 Morningstar, Inc.

2 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in load, fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions.

Historical performance shown for Classes B, C, and I prior to their inception is based on the performance of Class A, the original class offered. These historical returns for Classes B, C and I have not been adjusted to reflect the effect of each class’ 12b-1 fees. These fees are 0.25% for Class A and 1.00% for Classes B and C. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns for Classes B and C would have been lower while returns for Class I would have been higher.

The advisor is waiving a portion of its advisory fee. Had the fee not been waived, returns would have been lower.

Class I shares are only available to investment advisory clients of an investment advisor of an Evergreen Fund (or the investment advisor’s affiliates); through special arrangements entered into on behalf of the Evergreen Funds with certain financial service firms; certain institutional investors; and persons who owned Class Y shares in a registered name in an Evergreen Fund on or before December 31, 1994.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

U.S. government guarantees apply only to the underlying securities of the fund’s portfolio and not to the fund’s shares.

Funds that invest in high yield, lower-rated bonds may contain more risk due to the increased possibility of default.

All data is as of June 30, 2001 and is subject to change.

PERFORMANCE AND RETURNS2

Portfolio Inception Date: 2/13/1987 Class Inception Date	Class A 2/13/1987	Class B 2/1/1993	Class C 2/1/1993	Class I** 1/26/1998

Average Annual Returns*

1 year with sales charge	5.49%	3.24%	6.24%	n/a

1 year w/o sales charge	9.05%	8.24%	8.24%	9.32%

5 years	5.36%	4.92%	5.24%	6.23%

10 years	6.48%	6.14%	6.14%	6.92%

Maximum Sales Charge	3.25%	5.00%	2.00%	n/a
	Front-End	CDSC	CDSC

30-day SEC yield	4.55%	3.94%	3.92%	4.96%

12-month distributions per share	$0.50	$0.43	$0.43	$0.52

*	Adjusted for maximum applicable sales charge, unless noted.
**	Effective at the close of business on May 11, 2001, Class Y shares of the fund were renamed as Institutional shares (Class I).

Comparison of a $10,000 investment in Evergreen Intermediate Term Bond Fund, Class A shares2, versus a similar investment in the Lehman Brothers Intermediate Government/Credit Index (LBIGCI) and the Consumer Price Index (CPI).

The LBIGCI is an unmanaged market index that does not include transaction costs associated with buying and selling securities or any mutual fund expenses. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

EVERGREEN
Intermediate Term Bond Fund
Portfolio Manager Interview

How did the fund perform over the past twelve months?

The fund’s Class A shares returned 9.05%, excluding applicable sales charges, for the twelve-month period ended June 30, 2001, trailing the 10.16% average return produced during the same period by the 291 Intermediate Investment Grade Debt Funds followed by Lipper, Inc. Lipper, Inc. is an independent monitor of mutual fund performance. For the same period, the Lehman Brothers Intermediate Government/Credit Index returned 10.42%. We attribute the fund’s underperformance to its overweighting, relative to the benchmark, in high yield bonds. Historically, high yield bonds have generated substantial returns, often outperforming bonds with higher ratings. Over the past year, however, investors demonstrated a preference for quality, causing high yield bond returns to lag those of their higher-rated counterparts.

Portfolio
Characteristics

Total Net Assets	$150,000,522

Average Credit Quality	AA

Effective Maturity	8.0 Years

Average Duration	4.8 Years

What caused investors’ preference for quality?

Investors became concerned about the effects of an economic downturn on corporate profits and revenues. Shortly before the start of this fiscal period, the economy had been growing at a rapid pace. At that time, the Federal Reserve Board had just completed a series of interest rate hikes to cool potentially over-heated growth and preempt a rise in inflation. Higher interest rates successfully dampened the economy’s strength; however, as investors moved into the second half of 2000, expectations of another “soft landing” became concerns about a possible recession. The downturn appeared to be sharp. Investors became increasingly watchful of corporate financial health, directing cash flows away from lower-rated bonds, into higher quality alternatives. As 2000 came to a close, the Federal Reserve Board indicated it would lower interest rates to reinvigorate the sagging economy — and since January 2001, the Fed has cut interest rates six times.

Portfolio
Composition

(as a percentage of 6/30/2001 portfolio assets)

Mortgage-Backed Securities	31.3%

Corporate Bonds	25.5%

U.S. Treasury Obligations	15.9%

Collateralized Mortgage Obligations	12.8%

U.S. Government & Agency Obligations	2.4%

Asset-Backed Securities	1.6%

Yankee Obligations-Corporate	0.5%

Short-Term Investments	10.0%

What else affected bond prices?

The shape of the yield curve changed. At the beginning of the period, the yield curve was “inverted” — that is, shorter-term yields were higher than longer-term yields, a situation that is quite unusual. However, the Fed’s interest rate cuts — as well as investors’ expectations of future monetary policy — caused short-term yields to fall. The yield curve then shifted to become “positively sloped”, meaning that longer-term yields were higher than their shorter-term counterparts. The change from an inverted yield curve to one that is positively sloped resulted in shorter-term bonds outperforming longer-term bonds. Yields fell in most maturities — driving prices higher — however, the yields of 2-year U.S. Treasuries fell almost

EVERGREEN
Intermediate Term Bond Fund
Portfolio Manager Interview

2.25%, 10-year U.S. Treasury yields fell only 0.70% and the yield of the 30-year U.S. Treasury bond was relatively unchanged from one year earlier.

What strategies did you use to manage the fund?

We managed the fund based on our interest rate outlook, lengthening duration and adjusting positions in anticipation of changes in the yield curve. Expressed in years, duration measures a fund’s sensitivity to changes in interest rates. Lengthening duration increases sensitivity to interest rate changes and conversely, shortening duration enhances price stability. Toward the end of the period, we also reduced the fund’s high yield bond holdings, improving credit quality by reinvesting proceeds into higher quality corporate bonds and mortgage-backed securities.

Portfolio Quality

(as a percentage of 6/30/2001 portfolio assets)

AAA	68.3%

AA	3.5%

A	14.8%

BBB	5.3%

BB	2.0%

B	3.3%

Not Rated	2.8%

What is your outlook for the second half of 2001?

We think interest rates probably will not fall much further, and may very well stay close to current levels, which should create a positive environment for bonds. The economy’s growth has been persistently sluggish — confounding many investors who have expected a resumption in growth later this year. However, the Federal Reserve Board appears to be committed to its current accommodative monetary policy, which leads us to believe the worst may be behind us. Given this scenario, we expect to maintain a duration that is close to the fund’s benchmark, and continue to emphasize corporate bonds and mortgage-backed securities — particularly focusing on higher quality securities.

EVERGREEN
Short-Duration Income Fund
Fund at a Glance as of June 30, 2001

Portfolio
Management

Tattersall Team
Tenure: May 2001

CURRENT INVESTMENT STYLE1

1 Source: 2001 Morningstar, Inc.

2Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in load, fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions.

Historical performance shown for Classes B, C, and I prior to their inception is based on the performance of Class A, the original class offered. These historical returns for Classes B, C, and I have not been adjusted to reflect the effect of each class’ 12b-1 fees. These fees are 0.25% for Class A and 1.00% for Classes B and C. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns for Classes B and C would have been lower while returns for Class I would have been higher.

Returns reflect expense limits previously in effect, without which returns would have been lower.

Class I shares are only available to investment advisory clients of an investment advisor of an Evergreen Fund (or the investment advisor’s affiliates); through special arrangements entered into on behalf of the Evergreen Funds with certain financial service firms; certain institutional investors; and persons who owned Class Y shares in a registered name in an Evergreen Fund on or before December 31, 1994.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

U.S. government guarantees apply only to the underlying securities of the fund’s portfolio and not to the fund’s shares.

Funds that invest in high yield, lower-rated bonds may contain more risk due to the increased possibility of default.

All data is as of June 30, 2001 and is subject to change.

PERFORMANCE AND RETURNS2

Portfolio Inception Date: 1/28/1989 Class Inception Date	Class A 1/28/1989	Class B 1/25/1993	Class C 9/6/1994	Class I** 1/4/1991

Average Annual Returns*

1 year with sales charge	5.94%	3.72%	6.72%	n/a

1 year w/o sales charge	9.54%	8.72%	8.72%	9.81%

5 years	5.35%	4.77%	5.10%	6.21%

10 years	6.11%	5.72%	5.83%	6.63%

Maximum Sales Charge	3.25%	5.00%	2.00%	n/a
	Front-End	CDSC	CDSC

30-day SEC yield	5.42%	4.85%	4.83%	5.85%

12-month distributions per share	$0.56	$0.49	$0.49	$0.58

*	Adjusted for maximum applicable sales charge, unless noted.
**	Effective at the close of business on May 11, 2001, Class Y shares of the fund were renamed as Institutional shares (Class I).

Comparison of a $10,000 investment in Evergreen Short-Duration Income Fund, Class A shares2, versus a similar investment in the Merrill Lynch 1-3 Year Government Index (ML1-3GI), the Lehman Brothers Intermediate Government/Credit Index (LBIGCI) and the Consumer Price Index (CPI).

The ML1-3GI and the LBIGCI are unmanaged market indexes that do not include transaction costs associated with buying and selling securities or any mutual fund expenses. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

EVERGREEN
Short-Duration Income Fund
Portfolio Manager Interview

How did the fund perform?

The fund’s Class A shares returned 9.54%, excluding applicable sales charges, for the twelve-month period ended June 30, 2001, surpassing the 9.18% average return delivered by the 127 Short-Intermediate Investment Grade Debt funds followed by Lipper, Inc. Lipper, Inc. is an independent monitor of mutual fund performance. For the same period, the Merrill Lynch 1-3 year Government Index and the Lehman Brothers Intermediate Government/Credit Index returned 9.02% and 10.42%, respectively. We attribute the stronger performance to successful sector selection, specifically the fund’s emphasis on corporate, mortgage-backed and asset-backed securities; combined with an underweighting in U.S. Treasury and agency securities.

Portfolio
Characteristics

Total Net Assets	$312,115,788

Average Credit Quality	AA

Effective Maturity	5.3 Years

Average Duration	3.7 Years

What was the investment environment like during the period?

The environment was positive, although it changed dramatically over the past twelve months. As the period opened, the economy had been expanding at relatively high rates of growth. The Federal Reserve Board had just completed a series of interest rate hikes to cool economic growth and preempt a rise in inflation. This restrictive policy was successful. Higher interest rates slowed the economy from its excessive pace, and by the summer of 2000, the expansion once again appeared to be solid and steady.

Prospects for another “soft landing” were dashed in the final months of 2000, however, when economic growth softened more dramatically than expected. Investors began to anticipate a much harder landing, or even a possible recession — and with a rising number of negative corporate earnings reports, concerns grew about corporate profitability and creditworthiness.

In the past six months, the Federal Reserve Board lowered interest rates six times to revive economic growth, pushing bond prices higher. These cuts did not benefit bonds of all maturities or across all sectors equally, however. Bonds with shorter maturities outperformed bonds with longer maturities. The yield on the 2-year U.S. Treasury fell 2.25%, 10-year U.S. Treasury yields declined 0.70%, and the yield on 30-year U.S. Treasuries were relatively unchanged from one year ago.

Further, in the corporate bond sector, higher quality bonds outperformed their lower-rated counterparts. Over the past year, investment grade corporate bonds produced a 12.27% return versus a –0.92% return posted by high yield corporate bonds. In general, high quality income-oriented securities — such as corporate bonds and mortgage-backed securities — had entered the period offering extraordinarily high yield advantages relative to U.S. Treasuries. These advantages, or “spreads”, as they are known to investors, declined over the past twelve months, enabling income-oriented bonds to outperform their U.S. government counterparts. In addition to the attractive performance of investment grade corporates, mortgage-backed securities returned 11.28% versus 9.83% generated by U.S. Treasuries, in the same period.

EVERGREEN
Short-Duration Income Fund
Portfolio Manager Interview

Portfolio
Composition

(as a percentage of 6/30/2001 portfolio assets)

Corporate Bonds	39.6%

Mortgage-Backed Securities	24.6%

Collateralized Mortgage Obligations	14.4%

Asset-Backed Securities	7.8%

U.S. Treasury Obligations	4.1%

Yankee Obligations-Government	1.4%

Short-Term Investments	8.1%

How did you incorporate these changing yield relationships into your investment strategies?

We emphasized quality and sector selection, taking advantage of the generous yield advantages provided by income-oriented securities. We started out the period with larger positions in U.S. Treasuries and agencies, but reduced these positions later on. At the same time, we increased the fund’s holdings of corporate, mortgage-backed and asset-backed securities. Returns for each of these sectors outperformed U.S. Treasuries over the past year. We also emphasized quality in our security selection, concentrating our corporate positions among higher-rated issuers. As of June 30, 2001, the fund is overweighted, relative to its benchmark, in the corporate, mortgage-backed and asset-backed sectors, and underweighted in U.S. Treasuries and agencies.

Portfolio Maturity

(as a percentage of 6/30/2001 portfolio assets)

Less than 1 year	6.0%

1-5 years	50.0%

5-10 years	44.0%

Portfolio Quality

(as a percentage of 6/30/2001 portfolio assets)

AAA	55.6%

AA	9.1%

A	22.5%

BBB	12.8%

What is your outlook for the next six months?

We believe interest rates will remain fairly steady as the Federal Reserve Board continues to try to reinvigorate economic growth. The economy has been stubbornly sluggish; although because of the Fed’s persistence, we believe the slowest growth may be behind us. The fund’s focus on quality should contribute to returns in this environment, as investors remain cautious, waiting for the economy to regain strength. Our emphasis on corporate bonds and mortgage-backed securities also should benefit performance. We expect yield advantages in these sectors to shrink relative to U.S. Treasuries, as investors become more confident that economic growth has become more solid. As these yield relationships shift further, we believe investment grade corporate bonds, mortgage-backed and asset-backed securities can outperform other fixed-income sectors.

EVERGREEN
Intermediate Term Bond Fund
Financial Highlights

(For a share outstanding throughout each period)

	Year Ended June 30,				Period Ended June 30, 1997 (a)	Year Ended July 31, 1996

	2001 #	2000	1999	1998#

CLASS A SHARES
Net asset value, beginning of period	$8.31	$8.66	$9.08	$8.93	$8.73	$8.88

Income from investment operations
Net investment income	0.49	0.53	0.53	0.57	0.54	0.59
Net realized and unrealized gains or losses on securities and foreign currency related transactions	0.25	(0.31)	(0.42)	0.20	0.18	(0.16)

Total from investment operations	0.74	0.22	0.11	0.77	0.72	0.43

Distributions to shareholders from
Net investment income	(0.50)	(0.57)	(0.53)	(0.62)	(0.52)	(0.58)

Net asset value, end of period	$8.55	$8.31	$8.66	$9.08	$8.93	$8.73

Total return*	9.05%	2.65%	1.17%	8.82%	8.40%	4.95%
Ratios and supplemental data
Net assets, end of period (thousands)	$89,259	$90,509	$107,714	$123,723	$10,341	$12,958
Ratios to average net assets
Expenses‡	1.17%	1.17%	1.10%	1.11%	1.12%†	1.10%
Net investment income	5.74%	6.17%	5.90%	6.00%	6.43%†	6.57%
Portfolio turnover rate	261%	169%	170%	331%	179%	231%

	Year Ended June 30,				Period Ended June 30, 1997 (a)	Year Ended July 31, 1996

	2001 #	2000	1999	1998#

CLASS B SHARES
Net asset value, beginning of period	$8.31	$8.66	$9.09	$8.95	$8.74	$8.89

Income from investment operations
Net investment income	0.42	0.46	0.47	0.48	0.47	0.52
Net realized and unrealized gains or losses on securities and foreign currency related transactions	0.25	(0.30)	(0.43)	0.21	0.20	(0.16)

Total from investment operations	0.67	0.16	0.04	0.69	0.67	0.36

Distributions to shareholders from
Net investment income	(0.43)	(0.51)	(0.47)	(0.55)	(0.46)	(0.51)

Net asset value, end of period	$8.55	$8.31	$8.66	$9.09	$8.95	$8.74

Total return*	8.24%	1.88%	0.31%	7.89%	7.81%	4.10%
Ratios and supplemental data
Net assets, end of period (thousands)	$17,146	$17,719	$11,100	$10,763	$11,368	$16,034
Ratios to average net assets
Expenses‡	1.92%	1.92%	1.85%	1.86%	1.87%†	1.85%
Net investment income	5.00%	5.40%	5.15%	5.28%	5.68%†	5.82%
Portfolio turnover rate	261%	169%	170%	331%	179%	231%

(a)	For the eleven months ended June 30, 1997. The Fund changed its fiscal year end from July 31 to June 30, effective June 30, 1997.
#	Net investment income is based on average shares outstanding during the period.
*	Excluding applicable sales charges.
‡	The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.
†	Annualized.

See Combined Notes to Financial Statements.

EVERGREEN
Intermediate Term Bond Fund
Financial Highlights

(For a share outstanding throughout each period)

	Year Ended June 30,				Period Ended June 30, 1997 (a)	Year Ended July 31, 1996

	2001 #	2000	1999#	1998#

CLASS C SHARES
Net asset value, beginning of period	$8.31	$8.66	$9.09	$8.94	$8.74	$8.89

Income from investment operations
Net investment income	0.42	0.46	0.47	0.49	0.46	0.52
Net realized and unrealized gains or losses on securities and foreign currency related transactions	0.25	(0.30)	(0.43)	0.21	0.20	(0.16)

Total from investment operations	0.67	0.16	0.04	0.70	0.66	0.36

Distributions to shareholders from
Net investment income	(0.43)	(0.51)	(0.47)	(0.55)	(0.46)	(0.51)

Net asset value, end of period	$8.55	$8.31	$8.66	$9.09	$8.94	$8.74

Total return*	8.24%	1.88%	0.31%	8.01%	7.70%	4.10%
Ratios and supplemental data
Net assets, end of period (thousands)	$5,733	$4,680	$4,718	$5,439	$7,259	$9,084
Ratios to average net assets
Expenses‡	1.92%	1.92%	1.85%	1.86%	1.87%†	1.85%
Net investment income	4.96%	5.38%	5.15%	5.26%	5.68%†	5.82%
Portfolio turnover rate	261%	169%	170%	331%	179%	231%

	Year Ended June 30,			Period Ended June 30, 1998# (b)

	2001 #	2000	1999

CLASS I SHARES††
Net asset value, beginning of period	$8.31	$8.66	$9.08	$9.09

Income from investment operations
Net investment income	0.51	0.54	0.56	0.24
Net realized and unrealized gains or losses on securities and foreign currency related transactions	0.25	(0.30)	(0.42)	(0.01)

Total from investment operations	0.76	0.24	0.14	0.23

Distributions to shareholders from
Net investment income	(0.52)	(0.59)	(0.56)	(0.24)

Net asset value, end of period	$8.55	$8.31	$8.66	$9.08

Total return	9.32%	2.91%	1.43%	2.58%
Ratios and supplemental data
Net assets, end of period (thousands)	$37,863	$46,194	$54,766	$63,721
Ratios to average net assets
Expenses‡	0.92%	0.92%	0.85%	0.86%†
Net investment income	6.00%	6.40%	6.15%	6.23%†
Portfolio turnover rate	261%	169%	170%	331%

(a)	For the eleven months ended June 30, 1997. The Fund changed its fiscal year end from July 31 to June 30, effective June 30, 1997.
(b)	For the period from January 26, 1998 (commencement of class operations) to June 30, 1998.
#	Net investment income is based on average shares outstanding during the period.
*	Excluding applicable sales charges.
‡	The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.
†	Annualized.
††	Effective at the close of business on May 11, 2001, Class Y shares of the Fund were renamed as Institutional shares (Class I).

See Combined Notes to Financial Statements.

EVERGREEN
Short-Duration Income Fund
Financial Highlights

(For a share outstanding throughout each period)

	Year Ended June 30,

	2001	2000 #	1999	1998	1997

CLASS A SHARES
Net asset value, beginning of period	$9.43	$9.68	$9.90	$9.83	$9.82

Income from investment operations
Net investment income	0.56	0.56	0.57	0.61	0.63
Net realized and unrealized gains or losses on securities, futures contracts and foreign currency related transactions	0.32	(0.24)	(0.22)	0.07	0.02

Total from investment operations	0.88	0.32	0.35	0.68	0.65

Distributions to shareholders from
Net investment income	(0.56)	(0.57)	(0.57)	(0.61)	(0.64)

Net asset value, end of period	$9.75	$9.43	$9.68	$9.90	$9.83

Total return*	9.54%	3.36%	3.59%	7.08%	6.77%
Ratios and supplemental data
Net assets, end of period (thousands)	$67,060	$86,498	$19,127	$16,848	$17,703
Ratios to average net assets
Expenses‡	0.98%	0.92%	0.82%	0.80%	0.72%
Net investment income	5.82%	5.91%	5.78%	6.14%	6.37%
Portfolio turnover rate	143%	124%	50%	68%	45%

	Year Ended June 30,

	2001	2000 #	1999	1998	1997

CLASS B SHARES
Net asset value, beginning of period	$9.43	$9.70	$9.92	$9.85	$9.84

Income from investment operations
Net investment income	0.49	0.49	0.49	0.52	0.54
Net realized and unrealized gains or losses on securities, futures contracts and foreign currency related transactions	0.32	(0.27)	(0.23)	0.07	0.01

Total from investment operations	0.81	0.22	0.26	0.59	0.55

Distributions to shareholders from
Net investment income	(0.49)	(0.49)	(0.48)	(0.52)	(0.54)

Net asset value, end of period	$9.75	$9.43	$9.70	$9.92	$9.85

Total return*	8.72%	2.33%	2.66%	6.11%	5.78%
Ratios and supplemental data
Net assets, end of period (thousands)	$16,314	$15,485	$22,553	$22,689	$22,237
Ratios to average net assets
Expenses‡	1.74%	1.67%	1.72%	1.70%	1.62%
Net investment income	5.04%	5.12%	4.87%	5.23%	5.48%
Portfolio turnover rate	143%	124%	50%	68%	45%

#	Net investment income is based on average shares outstanding during the period.
*	Excluding applicable sales charges.
‡	The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

See Combined Notes to Financial Statements.

EVERGREEN
Short-Duration Income Fund
Financial Highlights

(For a share outstanding throughout each period)

	Year Ended June 30,

	2001	2000 #	1999	1998	1997

CLASS C SHARES
Net asset value, beginning of period	$9.43	$9.70	$9.92	$9.85	$9.84

Income from investment operations
Net investment income	0.49	0.49	0.49	0.52	0.54
Net realized and unrealized gains or losses on securities, futures contracts and foreign currency related transactions	0.32	(0.27)	(0.23)	0.07	0.01

Total from investment operations	0.81	0.22	0.26	0.59	0.55

Distributions to shareholders from
Net investment income	(0.49)	(0.49)	(0.48)	(0.52)	(0.54)

Net asset value, end of period	$9.75	$9.43	$9.70	$9.92	$9.85

Total return*	8.72%	2.33%	2.66%	6.11%	5.77%
Ratios and supplemental data
Net assets, end of period (thousands)	$24,398	$30,330	$1,360	$1,143	$1,029
Ratios to average net assets
Expenses‡	1.74%	1.70%	1.72%	1.70%	1.62%
Net investment income	5.06%	5.18%	4.87%	5.25%	5.47%
Portfolio turnover rate	143%	124%	50%	68%	45%

	Year Ended June 30,

	2001	2000 #	1999	1998	1997

CLASS I SHARES†
Net asset value, beginning of period	$9.43	$9.68	$9.90	$9.83	$9.82

Income from investment operations
Net investment income	0.58	0.59	0.58	0.62	0.64
Net realized and unrealized gains or losses on securities, futures contracts and foreign currency related transactions	0.32	(0.25)	(0.22)	0.07	0.02

Total from investment operations	0.90	0.34	0.36	0.69	0.66

Distributions to shareholders from
Net investment income	(0.58)	(0.59)	(0.58)	(0.62)	(0.65)

Net asset value, end of period	$9.75	$9.43	$9.68	$9.90	$9.83

Total return	9.81%	3.57%	3.69%	7.19%	6.88%
Ratios and supplemental data
Net assets, end of period (thousands)	$204,344	$245,279	$335,175	$348,358	$357,706
Ratios to average net assets
Expenses‡	0.73%	0.67%	0.72%	0.70%	0.62%
Net investment income	6.06%	6.11%	5.88%	6.25%	6.48%
Portfolio turnover rate	143%	124%	50%	68%	45%

#	Net investment income is based on average shares outstanding during the period.
*	Excluding applicable sales charges.
‡	The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.
†	Effective at the close of business on May 11, 2001, Class Y shares of the Fund were renamed as Institutional shares (Class I).

See Combined Notes to Financial Statements.

EVERGREEN
Intermediate Term Bond Fund
Schedule of Investments

June 30, 2001

	Credit Rating^	Principal Amount	Value

ASSET-BACKED SECURITIES–1.6%
Chase Funding Loan Acquisition Trust, 6.47%, 02/25/2013	AAA	$1,425,000	$1,407,187
Delta Airlines, Inc., Ser. 2000-1, Class A-2, 7.57%, 11/18/2010	AAA	1,000,000	1,054,875

Total Asset-Backed Securities			2,462,062

COLLATERALIZED MORTGAGE OBLIGATIONS–13.1%
Capco America Securitization Corp., Ser. 1998 D7, Class A1B,
6.26%, 09/15/2008	AAA	1,715,000	1,691,404
Commerce, Ser. 2000-C1, Class A2, 7.42%, 04/15/2010	AAA	1,800,000	1,886,373
Comml. Mtge. Asset Trust, Ser. 1999- C1, Class A3,
6.64%, 09/17/2010	AAA	3,100,000	3,121,507
Credit Suisse First Boston Mtge., Ser. 1999-C1, Class A2,
7.29%, 09/15/2009	Aaa	1,315,000	1,371,857
FHLMC:
Ser. 2098, Class PG, 6.00%, 11/15/2027	AAA	2,000,000	1,924,570
Ser. 2115, Class BG, 6.00%, 02/15/2027	AAA	1,925,000	1,839,920
Ser. 2121, Class MF, 6.00%, 05/15/2027	AAA	2,000,000	1,938,810
GMAC Comml. Mtge. Securities, Inc., Ser. 1998-C2, Class A1,
6.15%, 11/15/2007	AAA	1,677,214	1,693,106
Lehman Brothers Comml. Conduit Mtge. Trust, Ser. 1999-C2,
Class A1, 7.11%, 07/15/2008	Aaa	2,374,707	2,461,336
Residential Asset Securities Corp., Ser. 1996-KS2, Class A4,
7.98%, 05/25/2026	AAA	1,670,000	1,732,082

Total Collateralized Mortgage Obligations			19,660,965

CORPORATE BONDS–26.2%
CONSUMER DISCRETIONARY–4.1%
Auto Components–0.1%
Collins & Aikman Products Co., 11.50%, 04/15/2006	B	150,000	142,500

Automobiles–1.7%
Ford Motor Co., 6.375%, 02/01/2029	A	1,500,000	1,258,941
General Motors Corp., 7.20%, 01/15/2011	A	1,250,000	1,267,084

			2,526,025

Hotels, Restaurants & Leisure–1.1%
Argosy Gaming Co., 10.75%, 06/01/2009	B+	150,000	162,000
Aztar Corp., 8.875%, 05/15/2007	B+	150,000	151,500
Hollywood Casino Corp., 13.00%, 08/01/2006	B-	150,000	158,250
Horseshoe Gaming Holdings, Ser. B, 8.625%, 05/15/2009	B+	150,000	150,750
Isle of Capri Casinos, Inc., 8.75%, 04/15/2009	B	150,000	137,813
Mandalay Resort Group, Ser. B, 10.25%, 08/01/2007	BB-	150,000	157,875
MGM Mirage, Inc., 8.50%, 09/15/2010	BBB-	150,000	155,844
Mohegan Tribal Gaming Authority, 8.75%, 01/01/2009	BB-	150,000	154,875
Prime Hospitality Corp., Ser. B, 9.75%, 04/01/2007	B+	150,000	153,750
Station Casinos, Inc., 9.875%, 07/01/2010	B+	150,000	156,187
WCI Communities, Inc., 10.625%, 02/15/2011 144A	B	150,000	156,750

			1,695,594

EVERGREEN
Intermediate Term Bond Fund
Schedule of Investments (continued)

June 30, 2001

	Credit Rating^	Principal Amount	Value

CORPORATE BONDS–continued
CONSUMER DISCRETIONARY–continued
Household Durables–0.2%
K. Hovnanian Enterprises, Inc., 10.50%, 10/01/2007	BB-	$140,000	$144,550
MDC Holdings, Inc., 8.375%, 02/01/2008	BB	150,000	150,750

			295,300

Media–0.9%
American Lawyer Media, Inc., Ser. B, 9.75%, 12/15/2007	B	150,000	140,250
Charter Communications Holdings, LLC, 8.625%, 04/01/2009	B+	150,000	143,250
Echostar DBS Corp., 9.375%, 02/01/2009	B+	150,000	147,750
Emmis Communications Corp., Ser. B, 8.125%, 03/15/2009	B-	100,000	94,500
Hollinger International Publishing, Inc., 9.25%, 02/01/2006	B+	150,000	151,500
K-III Communications Corp., Ser. B, 8.50%, 02/01/2006	BB-	150,000	143,625
Lamar Media Corp., 9.625%, 12/01/2006	B	150,000	158,250
Lin Televison Corp., 8.375%, 03/01/2008	B-	150,000	141,750
Young Broadcasting, Inc., 10.00%, 03/01/2011 144A	B	150,000	144,750

			1,265,625

Specialty Retail–0.1%
Elizabeth Arden, Inc., 11.75%, 02/01/2011	B+	150,000	160,125

CONSUMER STAPLES–0.9%
Food & Drug Retailing–0.9%
Safeway, Inc., 7.00%, 09/15/2002	BBB	1,325,000	1,350,066

ENERGY–0.9%
Energy Equipment & Services–0.1%
Parker Drilling Co., Ser. D, 9.75%, 11/15/2006	B+	150,000	153,750

Gas Utilities–0.5%
Enron Corp., 9.125%, 04/01/2003	BBB+	700,000	742,175

Oil & Gas–0.3%
Cross Timbers Oil Co., Ser. B, 9.25%, 04/01/2007	B+	150,000	156,000
Nuevo Energy Co., Ser. B, 9.50%, 06/01/2008	B+	150,000	151,500
Ocean Energy, Inc., Ser. B, 8.375%, 07/01/2008	BB+	150,000	156,000

			463,500

FINANCIALS–13.0%
Banks–4.9%
Mellon Financial Co., 5.75%, 11/15/2003	A+	2,000,000	2,037,360
NationsBank Corp., 6.50%, 08/15/2003	A	2,000,000	2,054,028
Suntrust Banks, Inc., 6.00%, 01/15/2028	A+	1,075,000	1,015,701
Washington Mutual, Inc., 6.875%, 06/15/2011	BBB+	1,225,000	1,221,404
Wells Fargo & Co., 7.25%, 08/24/2005	A+	1,000,000	1,051,276

			7,379,769

EVERGREEN
Intermediate Term Bond Fund
Schedule of Investments (continued)

June 30, 2001

	Credit Rating^	Principal Amount	Value

CORPORATE BONDS–continued
FINANCIALS–continued
Diversified Financials–5.5%
Caterpillar Financial Services, 5.33%, 08/30/2004	A+	$1,500,000	$1,496,386
Citigroup, Inc., 6.75%, 12/01/2005	AA-	1,250,000	1,293,235
Duke Capital Corp., 7.25%, 10/01/2004	A	1,125,000	1,167,965
Ford Motor Credit Co., 7.375%, 10/28/2009	A	1,500,000	1,524,510
International Lease Finance Corp., 5.95%, 06/06/2005	AA-	700,000	702,766
Legg Mason, Inc., 6.75%, 07/02/2008	BBB	1,070,000	1,060,508
Verizon Global Funding Corp., 7.75%, 12/01/2030 144A	A+	1,000,000	1,031,553

			8,276,923

Insurance–2.0%
American General Finance Corp., 6.10%, 05/22/2006	A+	1,500,000	1,506,665
International Lease Finance Corp., 5.40%, 06/08/2004	AA-	1,500,000	1,504,113

			3,010,778

Real Estate–0.6%
EOP Operating, Ltd., 6.375%, 02/15/2003	BBB+	850,000	861,030

HEALTH CARE–0.2%
Health Care Providers & Services–0.2%
HCA–The Healthcare Co., 8.75%, 09/01/2010	BB+	150,000	159,446
Tenet Healthcare Corp., Ser. B, 8.125%, 12/01/2008	BB-	150,000	154,687

			314,133

INDUSTRIALS–0.9%
Building Products–0.1%
American Standard, Inc., 7.375%, 02/01/2008	BB+	150,000	148,875

Commercial Services & Supplies–0.1%
Allied Waste North America, Inc., Ser. B, 10.00%, 08/01/2009	B+	150,000	154,875

Machinery–0.7%
AGCO Corp., 9.50%, 05/01/2008 144A	BB	150,000	145,500
Eagle-Picher Industries, Inc., 9.375%, 03/01/2008	B-	125,000	84,687
Ingersoll Rand Co., 6.25%, 05/15/2006	A-	800,000	804,046

			1,034,233

INFORMATION TECHNOLOGY–0.1%
Semiconductor Equipment & Products–0.1%
Fairchild Semiconductor Corp., 10.125%, 03/15/2007	B	95,000	91,675

MATERIALS–2.2%
Chemicals–1.1%
Dow Chemical Co., 8.625%, 04/01/2006	A	1,164,000	1,288,004
Lyondell Chemical Co., Ser. A, 9.625%, 05/01/2007	BB	150,000	149,625
Scotts Co., 8.625%, 01/15/2009	B+	150,000	152,250

			1,589,879

EVERGREEN
Intermediate Term Bond Fund
Schedule of Investments (continued)

June 30, 2001

	Credit Rating^	Principal Amount	Value

CORPORATE BONDS–continued
MATERIALS–continued
Containers & Packaging–0.3%
Four M Corp., Ser. B, 12.00%, 06/01/2006	B	$150,000	$147,750
Packaging Corp. of America, Ser. B, 9.625%, 04/01/2009	BB-	150,000	159,938
Stone Container Corp., 9.75%, 02/01/2011 144A	B	150,000	153,750

			461,438

Metals & Mining–0.8%
Alcoa, Inc., 6.50%, 06/01/2011	A+	1,150,000	1,145,484
P&L Coal Holdings Corp., Ser. B, 9.625%, 05/15/2008	B	121,000	128,260

			1,273,744

TELECOMMUNICATION SERVICES–3.5%
Diversified Telecommunication Services–3.3%
BellSouth Corp., 7.875%, 02/15/2030	AA-	1,250,000	1,334,350
GTE Corp., 6.36%, 04/15/2006	A+	1,800,000	1,810,921
Sprint Capital Corp.:
6.875%, 11/15/2028	BBB+	1,000,000	851,464
7.625%, 01/30/2011	BBB+	1,000,000	993,881

			4,990,616

Wireless Telecommunications Services–0.2%
Price Communications Wireless, Inc.:
11.75%, 07/15/2007	B-	150,000	161,250
Ser. B, 9.125%, 12/15/2006	B+	150,000	156,000

			317,250

UTILITIES–0.4%
Electric Utilities–0.2%
AES Corp., 8.50%, 11/01/2007	B+	150,000	142,500
Calpine Corp., 7.75%, 04/15/2009	BB+	150,000	142,268

			284,768

Gas Utilities–0.2%
Chesapeake Energy Corp., 8.125%, 04/01/2011 144A	B+	150,000	141,000
Western Gas Resources, Inc., 10.00%, 06/15/2009	BB-	150,000	161,250

			302,250

Total Corporate Bonds			39,286,896

MORTGAGE-BACKED SECURITIES–32.1%
FNMA:
6.00%, TBA #	AAA	3,115,000	3,068,275
6.19%, 02/01/2006	AAA	1,302,126	1,319,951
6.34%, 06/01/2011	AAA	2,500,000	2,489,750
6.50%, 06/25/2012	AAA	2,175,000	2,213,117
6.87%, 05/01/2006	AAA	1,454,519	1,508,652
6.91%, 07/01/2007	AAA	963,488	1,000,691

EVERGREEN
Intermediate Term Bond Fund
Schedule of Investments (continued)

June 30, 2001

	Credit Rating^	Principal Amount	Value

MORTGAGE-BACKED SECURITIES–continued
FNMA:–continued
7.20%, 12/01/2006	AAA	$1,483,314	$1,555,310
7.50%, 10/01/2029–05/01/2031	AAA	19,199,633	19,600,426
7.50%, TBA #	AAA	8,000,000	8,227,440
8.00%, 11/01/2029	AAA	201,231	208,242
GNMA, 8.00%, 01/15/2031	AAA	6,692,929	6,939,865

Total Mortgage-Backed Securities			48,131,719

U.S. GOVERNMENT & AGENCY OBLIGATIONS–2.5%
FHLMC, 6.50%, TBA #	AAA	3,760,000	3,702,397

U.S. TREASURY OBLIGATIONS–16.3%
U.S. Treasury Bonds, 6.25%, 08/15/2023 ##	AAA	14,295,000	14,882,725
U.S. Treasury Notes:
6.00%, 08/15/2009 ##	AAA	7,935,000	8,254,344
7.00%, 07/15/2006	AAA	1,270,000	1,378,266

Total U.S. Treasury Obligations			24,515,335

YANKEE OBLIGATIONS-CORPORATE–0.6%
FINANCIALS–0.1%
Diversified Financials–0.1%
Tembec Finance Corp., 9.875%, 09/30/2005	BB+	50,000	51,875

INFORMATION TECHNOLOGY–0.0%
Semiconductor Equipment & Products–0.0%
Flextronics International, Ltd., 9.875%, 07/01/2010	BB-	45,000	45,000

MATERIALS–0.3%
Metals & Mining–0.0%
Bulong Operation Property, Ltd., 12.50%, 12/15/2008*@	Ca	250,000	33,750

Paper & Forest Products–0.3%
Domtar, Inc., 8.75%, 08/01/2006	BBB-	150,000	160,080
Norampac, Inc., 9.50%, 02/01/2008	BB	150,000	157,500
Tembec Industries, Inc., 8.625%, 06/30/2009	BB+	100,000	102,500

			420,080

TELECOMMUNICATION SERVICES–0.2%
Diversified Telecommunication Services–0.1%
Global Crossing Holdings, Ltd., 9.50%, 11/15/2009	BB	150,000	118,125

Wireless Telecommunications Services–0.1%
Rogers Cantel, Inc., 9.75%, 06/01/2016	BB+	150,000	147,750

Total Yankee Obligations-Corporate			816,580

EVERGREEN
Intermediate Term Bond Fund
Schedule of Investments (continued)

June 30, 2001

	Shares	Value

SHORT-TERM INVESTMENTS–10.1%
MUTUAL FUND SHARES–10.1%
Evergreen Select Money Market Fund ø	15,236,223	$15,236,223

Total Investments–(cost $154,173,479)–102.5%		153,812,177
Other Assets and Liabilities–(2.5%)		(3,811,655)

Net Assets–100.0%		$150,000,522

See Combined Notes to Schedules of Investments.

EVERGREEN
Short-Duration Income Fund
Schedule of Investments

June 30, 2001

	Credit Rating^	Principal Amount	Value

ASSET-BACKED SECURITIES–8.4%
Advanta Home Equity Loan Trust, Ser. 1993-2, Class A2,
6.15%, 10/25/2009	AAA	$295,346	$295,820
Advanta Mtge. Loan Trust, Ser. 1993-4, Class A-2,
5.55%, 03/25/2010	AAA	151,388	150,247
AFG Receivables Trust:
Ser. 1997-B, Class A, 6.20%, 02/15/2003	AAA	81,334	81,608
Ser. 1997-B, Class C, 7.00%, 02/15/2003	BBB	90,371	90,685
Amresco Residential Securities Mtge. Loan Trust, Ser. 1998-2,
Class A2, 6.25%, 04/25/2022	Aaa	227,546	227,048
Capco America Securitization Corp., 5.86%, 12/15/2007	AAA	3,254,407	3,250,853
Continental Airlines, Inc. Pass Through Trust, Ser. 1997,
Class 1B, 7.46%, 04/01/2013	A+	2,321,229	2,336,026
Credit Suisse First Boston Mtge. Securities Corp., Ser. 1996-2,
Class A-6, 7.18%, 02/25/2018	AAA	4,000,000	4,071,041
Empire Funding Home Loan Owner Trust, Ser. 1998-1,
Class A4, 6.64%, 12/25/2012	Aaa	2,701,254	2,747,233
Equifax Credit Corp. Home Equity Loan Trust, Ser. 1994-1,
Class B, 5.75%, 03/15/2009	AAA	193,938	195,461
Fleetwood Credit Grantor Trust, Ser. 1993-B, Class A,
4.95%, 08/15/2008	AAA	1,773,810	1,775,391
Fund America Invs. Corp., Ser. 1993-A, Class A5,
7.27%, 06/25/2023	AAA	4,180,578	4,273,713
HFC Home Equity Loan Trust, Ser. 1999-1, Class A2,
6.95%, 10/20/2023	Aaa	3,560,000	3,609,508
Merrill Lynch Mtge. Invs., Inc., Ser. 1992D, Class A5,
7.95%, 07/15/2017	Aaa	422,638	426,443
Prudential Securities Secured Financing Corp., Ser. 1994-4,
Class A1, 8.12%, 02/15/2025	AAA	1,509,395	1,578,425
Union Acceptance Corp.:
Ser. 1997B, Class A2, 6.70%, 06/08/2003	AAA	507,729	511,849
Ser. 1998-D, Class A3, 5.75%, 06/09/2003	AAA	591,297	593,347

Total Asset-Backed Securities			26,214,698

COLLATERALIZED MORTGAGE OBLIGATIONS–15.5%
Citicorp Mtge. Securities, Inc., Ser. 1992-18, Class A1,
7.45%, 11/25/2022	AAA	4,260,420	4,362,838
Commerce 2000 C-1:
7.21%, 09/15/2008	AAA	3,352,824	3,479,234
Class A2, 7.42%, 04/15/2010	AAA	3,280,000	3,437,390
Comml. Mtge. Asset Trust, Ser. 1999-C1, Class A3,
6.64%, 09/17/2010	AAA	3,000,000	3,020,813
Credit Suisse First Boston Mtge., Ser. 1999-C1, Class A2,
7.29%, 09/15/2009	Aaa	2,450,000	2,555,931
DLJ Mtge. Acceptance Corp., Ser. 1991-3, Class A1,
7.68%, 02/20/2021	AAA	1,548,826	1,588,192

EVERGREEN
Short-Duration Income Fund
Schedule of Investments (continued)

June 30, 2001

	Credit Rating^	Principal Amount	Value

COLLATERALIZED MORTGAGE OBLIGATIONS–continued
FHLMC:
Ser. 1634, Class PH, 6.00%, 11/15/2022	AAA	$2,700,000	$2,718,346
Ser. 1675, Class J, 6.50%, 06/15/2023	AAA	3,750,000	3,759,919
FNMA:
Ser. 1994-37, Class GB, 6.50%, 12/25/2022	AAA	4,000,000	4,075,620
Ser. 1998-W8, Class A4, 6.02%, 09/25/2028	AAA	3,000,000	3,037,815
GE Capital Mtge. Svcs., Inc., Ser. 1999-HE3, Class A3,
7.11%, 07/25/2014	Aaa	3,100,000	3,170,214
Glendale Federal Bank:
Ser. 1990-1, Class A, 7.26%, 10/25/2029	AA+	2,813,642	2,875,552
Ser. 1990-3, Class A1, 6.43%, 03/25/2030	AA	1,148,297	1,169,803
Iroquois Trust, Ser. 1997-3, Class A, 6.68%, 11/10/2003 144A	Aaa	656,523	668,876
Lehman Brothers Comml. Conduit Mtge. Trust, Ser. 1999-C1,
Class A1, 6.41%, 08/15/2007	Aaa	3,013,097	3,058,526
Perpetual Savings Bank, Ser. 1990-1, Class 1,
7.92%, 04/01/2020	Aaa	2,732,842	2,791,259
Prudential Securities Secured Financing Corp., Ser. 1998-C1,
Class A1A, 6.11%, 11/15/2002	AAA	919,550	924,469
Saxon Mtge. Securities Corp., Ser. 1995-1A, Class A1,
8.22%, 04/25/2025	AAA	1,665,783	1,675,218

Total Collateralized Mortgage Obligations			48,370,015

CORPORATE BONDS–42.8%
CONSUMER DISCRETIONARY–5.9%
Automobiles–1.0%
General Motors Corp., 7.20%, 01/15/2011	A	3,000,000	3,041,001

Media–1.0%
AOL Time Warner, Inc., 6.125%, 04/15/2006	BBB+	3,000,000	3,004,350

Multi-line Retail–3.9%
May Department Stores Co., 7.15%, 08/15/2004	A+	3,000,000	3,135,954
Nisource Finance Corp., 7.625%, 11/15/2005	BBB	3,010,000	3,146,678
Sears Roebuck Acceptance Corp., 7.00%, 02/01/2011	A-	2,500,000	2,458,210
Target Corp.:
5.50%, 04/01/2007	A	3,000,000	2,913,318
7.50%, 02/15/2005	A	550,000	582,622

			12,236,782

CONSUMER STAPLES–1.1%
Beverages–1.1%
Coca Cola Co., 5.75%, 04/30/2009	A	3,500,000	3,351,384

EVERGREEN
Short-Duration Income Fund
Schedule of Investments (continued)

June 30, 2001

	Credit Rating^	Principal Amount	Value

CORPORATE BONDS–continued
ENERGY–1.6%
Oil & Gas–1.6%
Exxon Capital Corp., 6.125%, 09/08/2008	Aaa	$5,000,000	$4,952,765

FINANCIALS–22.0%
Banks–5.0%
Bank of America Corp., 7.40%, 01/15/2011	A	2,500,000	2,602,080
First Security Corp., 6.40%, 02/10/2003	BBB+	5,000,000	5,105,405
FleetBoston Financial Corp., 7.375%, 12/01/2009	A-	5,000,000	5,243,970
Washington Mutual, Inc., 6.875%, 06/15/2011	BBB+	2,600,000	2,592,369

			15,543,824

Diversified Financials–13.7%
American Express Credit Corp., Step Bond,
7.45%, 08/10/2005†	A+	2,000,000	2,104,172
Associates Corp., 5.75%, 11/01/2003	AA-	4,000,000	4,035,028
Caterpillar Financial Services, 5.33%, 08/30/2004	A+	3,000,000	2,992,993
Duke Capital Corp., 7.25%, 10/01/2004	A	2,400,000	2,491,658
Ford Motor Credit Co., 7.375%, 10/28/2009	A	3,000,000	3,049,020
General Electric Capital Corp., 6.80%, 11/01/2005	AAA	2,500,000	2,620,952
Household Finance Corp., 5.875%, 09/25/2004	A	4,685,000	4,697,359
International Lease Finance Corp.:
5.35%, 05/03/2004	AA-	2,000,000	2,004,016
5.95%, 06/06/2005	AA-	3,000,000	3,011,853
John Deere Capital Corp., 5.52%, 04/30/2004	A+	3,500,000	3,496,136
JP Morgan Chase & Co., 6.75%, 02/01/2011	A+	2,500,000	2,507,858
Legg Mason, Inc., 6.75%, 07/02/2008	BBB	2,200,000	2,180,484
LG&E Capital Corp., 5.75%, 11/01/2001 144A	BBB	5,000,000	5,010,375
Morgan Stanley Group, Inc., 6.10%, 04/15/2006	AA-	2,500,000	2,500,413

			42,702,317

Insurance–1.3%
American General Finance Corp., 6.10%, 05/22/2006	A+	4,000,000	4,017,772

Real Estate–2.0%
Duke Realty LP, REIT, 7.05%, 03/01/2006	BBB+	2,500,000	2,557,695
EOP Operating LP, 8.10%, 08/01/2010	BBB+	3,500,000	3,704,803

			6,262,498

HEALTH CARE–1.1%
Pharmaceuticals–1.1%
American Home Products Corp., 6.25%, 03/15/2006	A	3,500,000	3,512,491

INDUSTRIALS–1.8%
Aerospace & Defense–1.2%
Boeing Capital Corp., 6.10%, 03/01/2011	AA-	4,000,000	3,905,440

EVERGREEN
Short-Duration Income Fund
Schedule of Investments (continued)

June 30, 2001

	Credit Rating^	Principal Amount	Value

CORPORATE BONDS–continued
INDUSTRIALS–continued
Machinery–0.6%
Ingersoll Rand Co., 6.25%, 05/15/2006	A-	$1,750,000	$1,758,850

INFORMATION TECHNOLOGY–1.2%
Communications Equipment–1.2%
SBC Communications, Inc., 6.25%, 03/15/2011	AA-	4,000,000	3,881,388

MATERIALS–0.7%
Metals & Mining–0.7%
Alcoa, Inc., 5.875%, 06/01/2006	A+	2,300,000	2,292,327

TELECOMMUNICATION SERVICES–5.1%
Diversified Telecommunication Services–3.7%
Navistar International Corp., 9.375%, 06/01/2006 144A	BBB-	2,000,000	2,040,000
Sprint Capital Corp., 7.625%, 01/30/2011	BBB+	3,000,000	2,981,643
Verizon Global Funding Corp., 7.25%, 12/01/2010 144A	A+	2,500,000	2,543,800
Worldcom, Inc.:
6.125%, 08/15/2001	BBB+	2,000,000	2,002,392
6.50%, 05/15/2004	BBB+	2,000,000	2,004,984

			11,572,819

Wireless Telecommunications Services–1.4%
Vodafone Group, Plc, 7.75%, 02/15/2010	A	4,000,000	4,209,196

UTILITIES–2.3%
Electric Utilities–1.3%
FPL Group Capital, Inc., 7.375%, 06/01/2009	A+	4,000,000	4,153,508

Gas Utilities–1.0%
Williams Gas Pipelines Co., 7.375%, 11/15/2006 144A	BBB	3,000,000	3,115,671

Total Corporate Bonds			133,514,383

MORTGAGE-BACKED SECURITIES–26.5%
FHLMC, 10.50%, 09/01/2015	AAA	86,669	95,490
FNMA:
6.00%, 05/01/2029	AAA	6,118,071	5,912,978
6.00%, TBA #	AAA	8,490,000	8,362,650
6.15%, 03/01/2011	AAA	1,397,691	1,376,446
6.29%, 06/01/2011	AAA	3,585,354	3,557,456
6.34%, 06/01/2011	AAA	2,900,000	2,888,110
6.47%, 04/01/2011 ##	AAA	2,196,677	2,178,884
6.50%, TBA #	AAA	10,500,000	10,526,250
6.625%, 09/15/2009 ##	AAA	6,500,000	6,743,808
7.08%, 09/01/2006	AAA	4,769,733	4,983,502
7.14%, 07/01/2009	AAA	3,791,679	3,934,306
7.21%, 06/01/2006	AAA	2,445,888	2,567,471
7.50%, 01/01/2031 ##	AAA	12,604,469	12,872,052

EVERGREEN
Short-Duration Income Fund
Schedule of Investments (continued)

June 30, 2001

	Credit Rating^	Principal Amount	Value

MORTGAGE-BACKED SECURITIES–continued
FNMA:–continued
7.50%, TBA #	AAA	$8,400,000	$8,638,812
10.00%, 06/01/2005	AAA	28,691	29,528
11.00%, 02/01/2025	AAA	2,958,671	3,305,997
GNMA:
8.05%, 06/15/2019–10/15/2020	AAA	4,372,817	4,599,949

Total Mortgage-Backed Securities			82,573,689

U.S. TREASURY OBLIGATIONS–4.4%
U.S. Treasury Notes:
6.00%, 08/15/2004–08/15/2009	AAA	6,305,000	6,550,641
7.00%, 07/15/2006 ##	AAA	6,745,000	7,320,004

Total U.S. Treasury Obligations			13,870,645

YANKEE OBLIGATIONS-GOVERNMENT–1.5%
Canada, 5.50%, 10/01/2008	AA	5,000,000	4,844,460

		Shares

SHORT-TERM INVESTMENTS–8.8%
MUTUAL FUND SHARES–8.8%
Evergreen Select Money Market Fund ø		27,445,924	27,445,924

Total Investments–(cost $335,118,361)–107.9%			336,833,814
Other Assets and Liabilities–(7.9%)			(24,718,026)

Net Assets–100.0%			$312,115,788

 See Combined Notes to Schedules of Investments.

EVERGREEN
Short and Intermediate Term Bond Funds
Combined Notes to Schedules of Investments

June 30, 2001

Symbol	Description

144A	Security that may be sold to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. This security has been determined to be liquid under guidelines established by the Board of Trustees.
*	Security which has defaulted on payment of interest and/or principal.
ø	The advisor of the Fund and the advisor of the money market fund are each a division of First Union National Bank.
†	Security initially issued in zero coupon form which converts to coupon form at a specified rate and date. An effective interest rate is applied to recognize interest income daily for the bond. This rate is based on total expected interest to be earned over the life of the bond which consists of the aggregate coupon-interest payments and discount at acquisition. The rate shown is the stated rate at the current period end.
^	Credit ratings are unaudited and rated by Moody’s Investors Service where Standard and Poor’s ratings are not available.
@	No market quotation available. Valued at fair value as determined in good faith under procedures established by the Board of Trustees.
#	When-issued security.
##	All or a portion of the security has been segregated for when-issued securities.

Summary of Abbreviations:
FHLMC	Federal Home Loan Mortgage Corporation
FNMA	Federal National Mortgage Association
GNMA	Government National Mortgage Association
REIT	Real Estate Investment Trust
TBA	To Be Announced

See Combined Notes to Financial Statements.

EVERGREEN
Short and Intermediate Term Bond Funds
Statements of Assets and Liabilities

June 30, 2001

	Intermediate Bond Fund	Short-Duration Fund

Assets
Identified cost of securities	$154,173,479	$335,118,361
Net unrealized gains or losses on securities	(361,302)	1,715,453

Market value of securities	153,812,177	336,833,814
Cash	2,560	0
Receivable for securities sold	22,220,946	14,429,569
Principal paydown receivable	0	60,770
Receivable for Fund shares sold	178,152	523,011
Interest receivable	1,721,605	3,794,659
Prepaid expenses and other assets	51,363	53,977

Total assets	177,986,803	355,695,800

Liabilities
Distributions payable	268,827	372,710
Payable for securities purchased	27,532,042	41,780,728
Payable for Fund shares redeemed	96,831	1,153,423
Advisory fee payable	21,917	10,803
Distribution Plan expenses payable	3,705	4,705
Due to other related parties	1,232	2,572
Accrued expenses and other liabilities	61,727	255,071

Total liabilities	27,986,281	43,580,012

Net assets	$150,000,522	$312,115,788

Net assets represented by
Paid-in capital	$190,326,328	$339,980,175
Overdistributed net investment income	(283,700)	(405,278)
Accumulated net realized losses on securities and foreign currency related transactions	(39,680,804)	(29,174,562)
Net unrealized gains or losses on securities	(361,302)	1,715,453

Total net assets	$150,000,522	$312,115,788

Net assets consists of
Class A	$89,258,841	$67,059,677
Class B	17,146,449	16,313,924
Class C	5,732,567	24,398,189
Class I*	37,862,665	204,343,998

Total net assets	$150,000,522	$312,115,788

Shares outstanding
Class A	10,436,676	6,877,181
Class B	2,004,868	1,673,026
Class C	670,310	2,502,089
Class I*	4,427,145	20,955,935

Net asset value per share
Class A	$8.55	$9.75

Class A—Offering price (based on sales charge of 3.25%)	$8.84	$10.08

Class B	$8.55	$9.75

Class C	$8.55	$9.75

Class I*	$8.55	$9.75

*	Effective at the close of business on May 11, 2001, Class Y shares of the Funds were renamed as Institutional shares (Class I).

See Combined Notes to Financial Statements.

EVERGREEN
Short and Intermediate Term Bond Funds
Statements of Operations

Year Ended June 30, 2001

	Intermediate Bond Fund	Short-Duration Fund

Investment income
Interest	$10,678,545	$23,046,321

Expenses
Advisory fee	816,730	1,426,094
Distribution Plan expenses	438,636	601,011
Administrative services fees	154,172	339,546
Transfer agent fee	312,732	416,920
Trustees’ fees and expenses	3,119	6,881
Printing and postage expenses	17,168	37,761
Custodian fee	44,317	91,494
Registration and filing fees	51,110	141,394
Professional fees	17,954	18,798
Interest expense	10,136	0
Other	104	15,215

Total expenses	1,866,178	3,095,114
Less: Expense reductions	(6,342)	(18,028)
Fee waivers	(6,101)	0

Net expenses	1,853,735	3,077,086

Net investment income	8,824,810	19,969,235

Net realized and unrealized gains or losses on securities and foreign currency related transactions
Net realized gains on:
Securities	573,196	2,964,940
Foreign currency related transactions	627	0

Net realized gains on securities foreign currency related transactions and foreign currency related transactions	573,823	2,964,940

Net change in unrealized gains or losses on securities	4,120,472	8,586,741

Net realized and unrealized gains on securities and foreign currency related transactions	4,694,295	11,551,681

Net increase in net assets resulting from operations	$13,519,105	$31,520,916

See Combined Notes to Financial Statements.

EVERGREEN
Short and Intermediate Term Bond Funds
Statements of Changes in Net Assets

Year Ended June 30, 2001

	Intermediate Bond Fund	Short-Duration Fund

Operations
Net investment income	$8,824,810	$19,969,235
Net realized gains on securities	573,823	2,964,940
Net change in unrealized gains or losses on securities	4,120,472	8,586,741

Net increase in net assets resulting from operations	13,519,105	31,520,916

Distributions to shareholders from
Net investment income
Class A	(5,224,435)	(4,158,232)
Class B	(858,125)	(760,723)
Class C	(230,755)	(1,369,139)
Class I*	(2,620,839)	(13,663,155)

Total distributions to shareholders	(8,934,154)	(19,951,249)

Capital share transactions
Proceeds from shares sold	31,990,656	107,610,444
Net asset value of shares issued in reinvestment of distributions	5,281,165	13,810,926
Payment for shares redeemed	(50,958,089)	(198,467,280)

Net decrease in net assets resulting from capital share transactions	(13,686,268)	(77,045,910)

Total decrease in net assets	(9,101,317)	(65,476,243)
Net assets
Beginning of period	159,101,839	377,592,031

End of period	$150,000,522	$312,115,788

Overdistributed net investment income	$(283,700)	$(405,278)

*	Effective at the close of business on May 11, 2001, Class Y shares of the Funds were renamed as Institutional shares (Class I).

See Combined Notes to Financial Statements.

EVERGREEN
Short and Intermediate Term Bond Funds
Statements of Changes in Net Assets

Year Ended June 30, 2000

	Intermediate Bond Fund	Short-Duration Fund

Operations
Net investment income	$9,844,067	$22,377,066
Net realized losses on securities and foreign currency related transactions	(7,651,635)	(9,152,964)
Net change in unrealized gains or losses on securities and foreign currency related transactions	1,687,681	(314,458)

Net increase in net assets resulting from operations	3,880,113	12,909,644

Distributions to shareholders from
Net investment income
Class A	(6,322,583)	(2,425,350)
Class B	(740,140)	(989,433)
Class C	(270,828)	(563,676)
Class I*	(3,453,200)	(18,388,282)

Total distributions to shareholders	(10,786,751)	(22,366,741)

Capital share transactions
Proceeds from shares sold	23,389,665	96,833,785
Net asset value of shares issued in reinvestment of distributions	6,627,806	13,440,174
Net asset value of shares issued in acquisitions	28,487,171	103,128,210
Payment for shares redeemed	(70,794,526)	(204,568,849)

Net increase (decrease) in net assets resulting from capital share transactions	(12,289,884)	8,833,320

Total decrease in net assets	(19,196,522)	(623,777)
Net assets
Beginning of period	178,298,361	378,215,808

End of period	$159,101,839	$377,592,031

Overdistributed net investment income	$(658,328)	$(544,702)

*	Effective at the close of business on May 11, 2001, Class Y shares of the Funds were renamed as Institutional shares (Class I).

See Combined Notes to Financial Statements.

EVERGREEN
Short and Intermediate Term Bond Funds
Combined Notes to Financial Statements

1. ORGANIZATION

The Evergreen Short and Intermediate Term Bond Funds consist of Evergreen Intermediate Term Bond Fund (“Intermediate Bond Fund”), Evergreen Short-Duration Income Fund (“Short-Duration Fund”), (collectively the “Funds”). Each Fund is a diversified series of Evergreen Fixed Income Trust (the “Trust”), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Funds offer Class A, Class B, Class C and Institutional (“Class I”) shares. Class A shares are sold with a front-end sales charge. Class B and Class C shares are sold without a front-end sales charge, but pay a higher ongoing distribution fee than Class A and are sold subject to a contingent deferred sales charge that is payable upon redemption and decreases depending on how long the shares have been held. Class I shares are sold at net asset value and are not subject to contingent deferred sales charges or distribution fees. Effective at the close of business on May 11, 2001, Class Y shares of the Funds were renamed as Class I. This did not change the fee and expense structure of the Class Y shareholders or their rights and privileges.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Funds in the preparation of their financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

A. Valuation of Investments

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investment or securities with similar characteristics.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

B. Reverse Repurchase Agreements

To obtain short-term financing, the Funds may enter into reverse repurchase agreements with banks and other financial institutions, which are deemed by the investment advisor to be creditworthy. At the time the Fund enters into a reverse repurchase agreement, it will establish a segregated account with the custodian containing qualified assets having a value not less than the repurchase price, including accrued interest. If the counterparty to the transaction is rendered insolvent, the Fund may be delayed or limited in the repurchase of the collateral securities.

C. Foreign Currency Translation

All assets and liabilities denominated in foreign currencies are translated in U.S. dollar amounts at the date of valuation. Purchases and sales of portfolio securities and income items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions. The Funds do not separately account for that portion of the results of operations resulting from changes in foreign exchange rates on investments and the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gains or losses on securities.

D. Foreign Currency Contracts

A foreign currency contract is an obligation to purchase or sell a specific currency for an agreed-upon price at a future date. The Funds enter into foreign currency contracts to facilitate transactions in foreign-denominated secur-

EVERGREEN
Short and Intermediate Term Bond Funds
Combined Notes to Financial Statements (continued)

ities and to attempt to minimize the risk to the Funds from adverse changes in the relationship between currencies. Foreign currency contracts are recorded at the forward rate and marked-to-market daily. When the contracts are closed, realized gains and losses arising from such transactions are recorded as realized gains or losses on foreign currency related transactions. The Funds could be exposed to risks if the counterparties to the contracts are unable to meet the terms of their contracts or if the value of the foreign currency changes unfavorably.

E. When-issued and Delayed Delivery Transactions

The Funds record when-issued securities no later than one business day after the trade date and maintain security positions such that sufficient liquid assets will be available to make payment for the securities purchased. Securities purchased on a when-issued or delayed delivery basis are marked-to-market daily and begin earning interest on the settlement date. Losses may occur on these transactions due to changes in market conditions or the failure of counterparties to perform under the contract.

F. Securities Lending

The Funds may lend their securities to certain qualified brokers in order to earn additional income. The Funds receive compensation in the form of fees or interest earned on the investment of any cash collateral received. The Funds receive collateral in the form of cash or securities with a market value at least equal to the market value of the securities on loan, including accrued interest. In the event of default or bankruptcy by the borrower, the Funds could experience delays and costs in recovering the loaned securities or in gaining access to the collateral.

G. Dollar Roll Transactions

The Funds may enter into dollar roll transactions with respect to mortgage backed securities. In a dollar roll transaction, the Fund sells mortgage backed securities to financial institutions and simultaneously agrees to accept substantially similar (same type, coupon and maturity) securities at a later date at an agreed upon price. Dollar roll transactions are treated as short-term financing arrangements which will not exceed 12 months. The Funds will use the proceeds generated from the transactions to invest in short-term investments, which may enhance a Fund’s current yield and total return.

H. Security Transactions and Investment Income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums.

I. Federal Taxes

Each Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

J. Distributions

Distributions to shareholders from net investment income are accrued daily and paid monthly. Distributions from net realized gains are recorded on the ex-dividend date.

Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles. Reclassifications have been made to the Funds’ components of net assets to reflect income and gains available for distribution (or available capital loss carryovers, as applicable) under income tax regulations. The primary permanent differences causing such reclassifications are due to expiration of capital loss carryovers and mortgage paydown gains and losses.

K. Class Allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution and service fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

EVERGREEN
Short and Intermediate Term Bond Funds
Combined Notes to Financial Statements (continued)

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

During the year ended June 30, 2001, the investment advisory contract of the Short-Duration Fund was transferred amongst wholly owned subsidiaries controlled by First Union Corporation (“First Union”). The current investment advisor for the Fund is Evergreen Investment Management Company, LLC (“EIMC”). Under Securities and Exchange Commission rules and no-action letters, shareholder approval was not required because the portfolio managers of the Short-Duration Fund and the advisory fees paid by the Fund did not change during the transfer.

EIMC, an indirect, wholly-owned subsidiary of First Union, is the investment advisor to the Funds and is paid a management fee that is calculated and paid daily.

In return for providing investment management and administrative services, the Intermediate Bond Fund pays EIMC a management fee that is computed and paid daily. The management fee is computed daily at an annual rate of 2.00% of the Fund’s gross investment income plus an amount determined by applying percentage rates, starting at 0.41% and declining to 0.16% per annum as net assets increase, to the average daily net assets of the Fund. For Short-Duration Fund, EIMC is paid a management fee that is calculated and paid daily at an annual rate of 0.42% of the Fund’s average daily net assets.

During the year ended June 30, 2001, the amount of investment advisory fees of the Intermediate Bond Fund waived by EIMC was $6,101 and the impact on the Fund’s expense ratio represented as a percentage of its average net assets was 0.00%.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly owned subsidiary of First Union, is the administrator to the Funds. As administrator, EIS provides the Funds with facilities, equipment and personnel and is paid an administrative fee of 0.10% of each Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly owned subsidiary of First Union, is the transfer and dividend disbursing agent for the Funds.

Officers of the Funds and affiliated Trustees receive no compensation directly from the Funds.

4. DISTRIBUTION PLANS

Evergreen Distributor, Inc. (“EDI”), a wholly owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Funds.

Each Fund has adopted Distribution Plans, as allowed by Rule 12b-1 of the 1940 Act, for each class of shares, except Class I. Distribution plans permit a Fund to compensate its principal underwriter for costs related to selling shares of the Fund and for various other specified services. These costs consist primarily of commissions and service fees to broker-dealers who sell shares of the Fund. Under the Distribution Plans, each class incurs distribution fees at the following annual rates:

Average Daily Net Assets

Class A	0.25%
Class B	1.00
Class C	1.00

Of the above amounts, each share class may pay under its Distribution Plan a maximum service fee of 0.25% of the average daily net assets of the class to pay for shareholder service fees. Distribution Plan expenses are calculated and paid daily.

During the year ended June 30, 2001, amounts paid or accrued to EDI pursuant to each Fund’s Class A, Class B and Class C Distribution Plans were as follows:

	Class A	Class B	Class C

Intermediate Bond Fund	$224,144	$168,846	$45,646
Short-Duration Fund	178,862	151,396	270,753

EVERGREEN
Short and Intermediate Term Bond Funds
Combined Notes to Financial Statements (continued)

With respect to Class B and Class C shares, the principal underwriter may pay distribution fees greater than the allowable annual amounts each Fund is permitted to pay under the Distribution Plans.

Each of the Distribution Plans may be terminated at any time by vote of the independent Trustees or by vote of a majority of the outstanding voting shares of the respective class.

5. ACQUISITIONS

Effective on the close of business on March 17, 2000, Intermediate Bond Fund acquired substantially all the assets and assumed certain liabilities of Davis Intermediate Investment Grade Bond Fund, in an exchange for Class A, Class B, Class C and Class I (formerly Class Y) shares of Intermediate Bond Fund.

Effective on the close of business on March 10, 2000, Short-Duration Fund (formerly Evergreen Short Intermediate Bond Fund) acquired substantially all of the assets and assumed certain liabilities of Evergreen Short-Duration Income Fund (formerly Mentor Short-Duration Income Fund), in an exchange for Class A, Class C and Class I (formerly Class Y) shares of Short-Duration Fund. Upon completion of the acquisition, Evergreen Short Intermediate Bond Fund changed its name to Evergreen Short-Duration Income Fund.

These acquisitions were accomplished by a tax-free exchange of the respective shares of each Fund. The value of assets acquired, number of shares issued, unrealized appreciation (depreciation) acquired and the aggregate net assets of each Fund immediately after the acquisition were as follows:

Acquiring Fund	Acquired Fund	Value of Net Assets Acquired	Number of Shares Issued	Unrealized Depreciation	Net Assets After Acquisition

Intermediate Bond Fund	Davis Intermediate Investment Grade Bond Fund	$ 28,487,171	3,417,823	$(1,866,078)	$171,176,701

Short-Duration Fund (formerly Evergreen Short- Intermediate Bond Fund)	Evergreen Short-Duration Income Fund (formerly Mentor Short-Duration Income Fund)	103,128,210	10,929,688	(2,175,795)	428,047,109

6. CAPITAL SHARE TRANSACTIONS

The Funds have an unlimited number of shares of beneficial interest with $0.001 par value authorized. Shares of beneficial interest of the Funds are currently divided into Class A, Class B, Class C and Class I. Transactions in shares of the Funds were as follows:

INTERMEDIATE BOND FUND

	Year Ended June 30,
	2001		2000

	Shares	Amount	Shares	Amount

Class A
Shares sold	2,051,652	$17,412,604	1,341,951	$11,236,195
Automatic conversion of Class B shares to Class A shares	132,312	1,142,730	65,074	538,182
Shares issued in reinvestment of distributions	475,123	4,057,880	612,507	5,132,151
Shares issued in acquisition of Davis Intermediate Investment Grade Bond Fund	0	0	1,359,200	11,328,791
Shares redeemed	(3,119,302)	(26,458,540)	(4,918,634)	(41,358,248)

Net decrease	(460,215)	(3,845,326)	(1,539,902)	(13,122,929)

Class B
Shares sold	577,656	4,970,017	151,740	1,289,489
Shares issued in reinvestment of distributions	46,947	401,263	43,632	365,159
Shares issued in acquisition of Davis Intermediate Investment Grade Bond Fund	0	0	1,407,439	11,730,846
Automatic conversion of Class B shares to Class A shares	(132,312)	(1,142,730)	(65,074)	(538,182)
Shares redeemed	(620,714)	(5,284,927)	(686,107)	(5,744,661)

Net increase (decrease)	(128,423)	(1,056,377)	851,630	7,102,651

EVERGREEN
Short and Intermediate Term Bond Funds
Combined Notes to Financial Statements (continued)

INTERMEDIATE BOND FUND

	Year Ended June 30,
	2001		2000

	Shares	Amount	Shares	Amount

Class C
Shares sold	322,774	$2,783,296	113,576	$956,714
Shares issued in reinvestment of distributions	14,866	127,114	17,738	148,738
Shares issued in acquisition of Davis Intermediate Investment Grade Bond Fund	0	0	207,081	1,726,006
Shares redeemed	(230,741)	(1,954,572)	(319,789)	(2,678,266)

Net increase	106,899	955,838	18,606	153,192

Class I
Shares sold	804,863	6,824,739	1,176,959	9,907,267
Shares issued in reinvestment of distributions	81,428	694,908	117,187	981,758
Shares issued in acquisition of Davis Intermediate Investment Grade Bond Fund	0	0	444,103	3,701,528
Shares redeemed	(2,020,910)	(17,260,050)	(2,499,868)	(21,013,351)

Net decrease	(1,134,619)	(9,740,403)	(761,619)	(6,422,798)

Net decrease		($13,686,268)		($12,289,884)

SHORT-DURATION FUND

	Year Ended June 30,
	2001		2000

	Shares	Amount	Shares	Amount

Class A
Shares sold	3,768,068	$36,146,701	2,858,106	$27,120,203
Automatic conversion of Class B shares to Class A shares	54,873	535,864	97,215	917,923
Shares issued in reinvestment of distributions	339,141	3,271,842	204,730	1,932,628
Shares issued in acquisition of Evergreen Short-Duration Income Fund (formerly, Mentor Short-Duration Income Fund)	0	0	7,467,765	70,415,515
Shares redeemed	(6,453,347)	(61,790,715)	(3,435,000)	(32,505,607)

Net increase (decrease)	(2,291,265)	(21,836,308)	7,192,816	67,880,662

Class B
Shares sold	520,973	5,082,197	607,485	5,811,249
Shares issued in reinvestment of distributions	56,433	545,063	72,126	686,690
Automatic conversion of Class B shares to Class A shares	(54,873)	(535,864)	(97,215)	(917,923)
Shares redeemed	(490,733)	(4,724,016)	(1,265,791)	(12,101,175)

Net increase (decrease)	31,800	367,380	(683,395)	(6,521,159)

Class C
Shares sold	760,218	$7,390,388	400,664	$3,716,479
Shares issued in reinvestment of distributions	107,228	1,035,224	43,765	412,037
Shares issued in acquisition of Evergreen Short-Duration Income Fund (formerly, Mentor Short-Duration Income Fund)	0	0	3,461,806	32,711,591
Shares redeemed	(1,580,058)	(15,247,990)	(831,756)	(7,837,121)

Net increase (decrease)	(712,612)	(6,822,378)	3,074,479	29,002,986

Class I
Shares sold	6,069,650	58,991,158	6,329,806	60,185,854
Shares issued in reinvestment of distributions	928,178	8,958,797	1,095,709	10,408,819
Shares issued in acquisition of Evergreen Short-Duration Income Fund (formerly, Mentor Short-Duration Income Fund)	0	0	117	1,104
Shares redeemed	(12,042,052)	(116,704,559)	(16,044,166)	(152,124,946)

Net decrease	(5,044,224)	(48,754,604)	(8,618,534)	(81,529,169)

Net increase (decrease)		($77,045,910)		$8,833,320

7. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were as follows for the year ended June 30, 2001:

	Cost of Purchases		Proceeds from Sales

	U.S. Government	Non-U.S. Government	U.S. Government	Non-U.S. Government

Intermediate Bond Fund	$157,810,183	$223,686,551	$153,461,998	$240,004,554
Short-Duration Fund	185,191,806	287,999,204	179,591,593	341,825,910

EVERGREEN
Short and Intermediate Term Bond Funds
Combined Notes to Financial Statements (continued)

The Funds loaned securities during the year ended June 30, 2001 to certain brokers. At June 30, 2001, the income earned from securities lending was $5,826 and $9,628 for the Intermediate Bond Fund and Short-Duration Fund, respectively.

During the year ended June 30, 2001, the Intermediate Bond Fund entered into reverse repurchase agreements. The average daily balance of reverse repurchase agreements outstanding for the Intermediate Bond Fund during the year ended June 30, 2001 was approximately $158,493 at a weighted average interest rate of 6.34%. The maximum amount outstanding under reverse repurchase agreements during the year ended June 30, 2001 for the Intermediate Bond Fund was $7,241,386 (including accrued interest). During the year ended June 30, 2001, the Intermediate Bond Fund paid $10,136 in interest expense representing 0.01% of the Fund’s average net assets (annualized). There were no reverse repurchase agreements outstanding at June 30, 2001.

There were no reverse repurchase agreements outstanding at June 30, 2001.

On June 30, 2001 the composition of unrealized appreciation and depreciation on securities based on the aggregate cost of securities for federal income tax purposes were as follows:

	Tax Cost	Gross Unrealized Appreciation	Gross Unrealized Appreciation	Net Unrealized Appreciation (Depreciation)

Intermediate Bond Fund	$154,330,318	$700,966	$(1,219,107)	$(518,141)
Short-Duration Fund	336,732,243	1,529,531	(1,427,960)	101,571

As of June 30, 2001, the Funds had capital loss carryovers for federal income tax purposes as follows:

	Capital Loss Carryover	Expiration

		2002	2003	2004	2005	2006	2007	2008	2009

Intermediate Bond Fund	$39,351,816	$12,230,490	$987,672	$810,693	$1,200,359	$2,734,934	$6,633,609	$10,746,355	$4,007,704
Short-Duration Fund	27,560,682	5,807,646	0	4,048,695	4,374,000	1,742,698	4,597,715	6,989,928	0

For income tax purposes, capital losses incurred after October 31 within a Fund’s fiscal year are deemed to arise on the first business day of the Fund’s following fiscal year. The Intermediate Bond Fund has incurred and will elect to defer post October capital losses of $172,149.

8. REDUCTIONS

Through expense offset arrangements with ESC and their custodian, a portion of the fund expenses have been reduced. The amount of expense reductions received by each Fund and the impact of the total expense reductions on each Fund’s annualized expense ratio represented as a percentage of its average net assets were as follows:

	Total Expense Reductions	% of Average Net Assets

Intermediate Bond Fund	$ 6,342	0.00%
Short-Duration Fund	18,028	0.01%

9. DEFERRED TRUSTEES’ FEES

Each independent Trustee of each Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen Funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

EVERGREEN
Short and Intermediate Term Bond Funds
Combined Notes to Financial Statements (continued)

10. FINANCING AGREEMENT

The Funds and certain other Evergreen Funds share in a $775 million unsecured revolving credit commitment to temporarily finance the purchase or sale of securities for prompt delivery, including funding redemption of their shares, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the Funds are charged an annual commitment fee of 0.10% of the unused balance, which is allocated pro rata. For its assistance in arranging the financing agreement, First Union Capital Markets Corp. was paid a one-time arrangement fee of $150,000, which was charged to the Funds and also allocated pro rata.

During the year ended June 30, 2001, the Funds had no borrowings under this agreement.

11. NEW ACCOUNTING PRONOUNCEMENT

In November 2000, the AICPA issued a revised Audit and Accounting Guide, Audits of Investment Companies, which is effective for fiscal years beginning after December 15, 2000. Among other things, the revised Guide amends certain accounting practices and disclosures presently used, such as treatment of payments by affiliates, excess expense plan accounting, reporting by multiple-class funds, and certain financial statement disclosures. While some of the Guide’s requirements will not be effective until the SEC amends its disclosure and reporting requirements, other requirements are effective presently.

The revised Guide will require the Funds to amortize premium and accrete discount on all fixed-income securities and classify gains and losses realized on paydowns on mortgage-backed securities, which are presently included in realized gain/loss, as interest income. Adopting these accounting principles will not impact the total net assets of the Funds, but will change the classification of certain amounts between interest income and realized and unrealized gain/loss in the Statements of Operations and affect the presentation of the Funds’ Financial Highlights. The Funds have not at this time quantified the impact, if any, resulting from the adoption of these accounting changes on the financial statements.

Independent Auditors’ Report

The Board of Trustees and Shareholders
Evergreen Fixed Income Trust

We have audited the accompanying statements of assets and liabilities, including the schedules of investments of the Evergreen Intermediate Term Bond Fund and Evergreen Short-Duration Income Fund, portfolios of the Evergreen Fixed Income Trust, as of June 30, 2001, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period ended June 30, 2001. These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of June 30, 2001 by correspondence with the custodian. As to securities purchased or sold but not yet received or delivered, we performed other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Evergreen Intermediate Term Bond Fund and Evergreen Short-Duration Income Fund as of June 30, 2001, the results of their operations, changes in their net assets and financial highlights for each of the years or periods described above in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
August 10, 2001

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